Exhibit 99.10

Avocent Combines Strategic Functions to Focus on Integrated Platform

Ben Grimes Named Chief Technical Officer

HUNTSVILLE, Ala.--(BUSINESS WIRE)--Avocent Corporation (NASDAQ: AVCT) today announced that it has taken significant steps to accelerate the availability of Avocent products on its Avocent Management Platform (AMP). AMP enables the combination of Avocent hardware and software onto a single integrated platform. This platform together with Avocent products provide for the management of IT assets from the desktop to the data center. As part of the program, Ben Grimes was named Chief Technical Officer with responsibility for corporate strategy as well to direct Avocent’s integration of research and development and strategic planning activities to better meet the needs of all of its IT customers.

“We are combining key areas in research and development, strategic planning and marketing to focus on our integrated product platform and to improve the efficiency of our development efforts while providing products best suited to answer the needs articulated by our customers,” stated Edwin L. Harper, Chairman of the Board and Interim Chief Executive Officer of Avocent. “Avocent’s strategy is focused on providing our customers with a management solution that ties together the administration of IT assets from desktop to data center on a single integrated platform, regardless of the brand of hardware or software components within the IT infrastructure. Our customers have told us that they want best of class solutions to their specific problems while getting the ability to add other best of class solutions at any time. We believe that the wide variety of hardware and software solutions that we will provide on the AMP platform answer this customer need. We believe these changes will improve the leverage of our operations while speeding the delivery of Avocent technical solutions to meet our customers’ needs.”

“Ben Grimes will take on the role as Avocent’s Chief Technical Officer. He will be responsible for coordinating our research and development programs that are focused on providing products using the AMP platform to improve execution and efficiency. Ben will also be responsible for strategic planning to better align our vision for AMP with our product roadmaps for the future,” continued Mr. Harper.

“Avocent is in a unique position to address the complexities in the future IT infrastructure landscape as the industry moves toward more centralized computing models,” said Ben Grimes. “With the advancement of technologies such as alternative desktop, SaaS, Web 2.0, and Cloud Computing, the need to have management solutions that span the desktop to the datacenter will become more critical for IT staffs. Leveraging our existing capabilities across the whole of Avocent to address the physical, logical, and virtual environments of our customers, will not only simplify our customer’s increasingly complex environments, but move Avocent to a thought leader position within our industry. I am excited about the new role and looking forward to working with our teams and our customers to provide world-class solutions that solve critical IT problems.”

Ben Grimes joined Avocent in 2007 as Vice President of Corporate Strategy. Prior to joining Avocent, he had a 17-year career with IBM, most recently in the appointed position of Distinguished Engineer, an executive position he held from 2002 to 2007. In that role, he served as the lead architect for software development for IBM xSeries and blades. Grimes’ earlier years with IBM included serving as the lead designer and engineer for embedded systems management for xSeries after serving as a programmer in embedded firmware. While at IBM, he was awarded nine patents for his innovations in systems software.

“We also are combining certain marketing functions under the leadership of Kay E. Kienast, Avocent’s Chief Marketing Officer,” noted Mr. Harper. “She is now responsible for combining many of our marketing activities, thus enhancing the delivery and efficiency of our marketing programs to better communicate all of Avocent’s capabilities from the desktop to the datacenter to our customers. This allows our customers to have an answer to another articulated need to buy from fewer vendors.”

The Company also announced the retirement of William A. Dambrackas, Executive Vice President – Advanced Technology. In addition, the Company announced that Douglas E. Pritchett, Executive Vice President of Corporate Strategy, is resigning from Avocent to pursue other interests after completing several projects currently underway. Christopher L. Thomas, Executive President and Chief Technology Officer, also plans to leave the company to pursue other interests following the completion of certain development programs during the third quarter of 2008. “We wish to thank Dusty, Bill and Chris for their many years of service and dedication to Avocent and wish them well in their new endeavors,” concluded Mr. Harper.

About Avocent Corporation

Avocent delivers IT infrastructure management solutions that reduce operating costs, simplify management and increase the availability of critical IT environments 24/7 via integrated, centralized in-band and out-of-band hardware and software. Additional information is available at: www.avocent.com.

Forward-Looking Statements

This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. These include statements about the combination of our hardware and software solutions and the development of our integrated Avocent Management Platform, the integration of key areas in our R&D, strategic planning, and marketing functions to improve our operational efficiency, our focus on integrated management solutions, our research and development projects and product roadmap for the future, and the consolidation of our marketing activities. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with general economic conditions, risks attributable to future product demand, sales, and expenses, risks associated with reliance on a limited number of customers, component suppliers, and single source components, risks associated with acquisitions and acquisition integration, risks associated with product design efforts and the introduction of new products and technologies, and risks associated with obtaining and protecting intellectual property rights. Other factors that could cause operating and financial results to differ are described in our annual report on Form 10-K filed with the Securities and Exchange Commission on February 21, 2008. Other risks may be detailed from time to time in reports to be filed with the SEC. Avocent does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.

CONTACT:
Avocent Corporation
Edward H. Blankenship
Senior Vice President and CFO
256-217-1301